EXHIBIT 3.01

SOSID: 788573 Date Filed: 6/20/2005 7:55:00 AM Elaine F. Marshall North Carolina Secretary of State C200517100203

ARTICLES OF INCORPORATION

OF

BANK OF WILMINGTON CORPORATION

The undersigned entity hereby makes and acknowledges these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina as contained in Chapter 55 of the General Statutes of North Carolina and the several amendments thereto, and to that end hereby does set forth that:

1. The name of the corporation is BANK OF WILMINGTON CORPORATION.

2. The corporation shall have authority to issue 12,500,000 shares of common stock, all of one class and having a par value of $3.50 per share.

3. The street address and mailing address of the corporation’s initial registered office in New Hanover County, North Carolina, is 1117 Military Cutoff Road, Wilmington, North Carolina 28405, and the name of the corporation’s initial registered agent at that address is J. Cameron Coburn.

4. To the fullest extent permitted by the North Carolina Business Corporation Act as it exists or may hereafter be amended, no person who is serving or who has served as a director of the corporation shall be personally liable to the corporation or any of its shareholders or otherwise for monetary damages for breach of any duty as a director. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Incorporation inconsistent with this Article 4, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal, or adoption. This provision shall not affect any charter or by-law provision or contract or resolution of the Corporation indemnifying or agreeing to indemnify a director against personal liability.

5. The provisions of The North Carolina Shareholders Protection Act and The North Carolina Control Share Acquisition Act shall not be applicable to the Corporation.

6. The name and address of the incorporator is Bank of Wilmington, 1117 Military Cutoff Road, Wilmington, North Carolina 28405.

IN TESTIMONY WHEREOF, the undersigned has caused this instrument properly to be executed in its name, this the 20th day of June, 2005.

BANK OF WILMINGTON

By:	/S/ Cameron Coburn
Cameron Coburn
Chairman and Chief Executive Officer